                    DiVall Insured Income Properties 2, L.P.
                                 QUARTERLY NEWS
================================================================================
A publication of The Provo Group, Inc.                       SECOND QUARTER 2002
--------------------------------------------------------------------------------
                                                                   July 25, 2002

Dear Limited Partner:

I'm sure all of you have been watching the carnage on Wall Street. Fortunately, your long-term returns and values have not been similarly impacted in the DiVall 2 portfolio. Unfortunately, the portfolio has recently reflected the impact of the weak economy in the short-run.

We have four troublesome properties (out of 27), which I would like to address personally. After resolving issues with these properties, we will hopefully have cleansed the portfolio of chronic weak properties.

Mulberry Street Grill (Phoenix, AZ) was a horrible economic deal involving a ground lease. Our exposure to loss long-term far exceeded our opportunities for any significant return. Accordingly, we chose to eliminate our long-term exposure to significant liabilities (the lease structure, negotiated by the former general partners, provided no opportunity for profitability or residual value), by proactively ceasing ground rent payments which triggered legal activities we hope will quantify and eliminate future liabilities. We have, to-date, received an unfavorable "Summary Judgment", which we are appealing because there are disputed facts. I remind you all that we had an unfavorable "Summary Judgment" handed to us in the Boatmen's Bank dispute which was reversed on appeal. We then went to trial and won - saving the Partnership $1,400,000 in principal, interest and costs, so our persistence with Boatman's paid off. We intend to pursue this litigation with equal vigor, although we realize that there is no assurance that we will prevail.

Village Inn (Grand Forks, ND) is another case of distressed tenants being either unable or unwilling to accept their lease obligations. They effectively abandoned this property eight years before lease expiration and in horrid condition. We are going after the principals, but first we have to "pierce" the corporate veil that is protecting the individual owners. We will fix up this property and either lease or sell it.

                                        Bruce Provo's Letter Continued on Page 2
--------------------------------------------------------------------------------


SEE INSIDE

Additional Return of Capital Distribution Expected in 3rd Qtr .................2
Distribution Highlights .......................................................3
Reconciliation of "Budgeted" Distribution to "Actual" .........................3
More Property Highlights ......................................................3

Questions & Answers ...........................................................4

Page 2                           DiVall 2                                 2 Q 02

                                                                    July 25,2002
--------------------------------------------------------------------------------
Denny's/Fiesta Time (Twin Falls, Idaho) is a situation that should make an "Outrage Hall of Fame (or Shame)". Our tenant, a Denny's franchisee known as Phoenix Foods ("Phoenix"), sub-let to a restaurant called Fiesta Time. Fiesta Time reportedly stopped paying rent to Phoenix months before Phoenix declared bankruptcy. Phoenix rejected the lease in Bankruptcy Court, so DiVall 2 cannot recover subsequent rent payments from Phoenix, but as owner of the property Divall 2 is entitled to possession of the property. Lo and behold, Fiesta Time has continued to occupy the property for more than 9 months after the lease was rejected by Phoenix. Fiesta Time has paid DiVall 2 no rent, nor have they reimbursed DiVall 2 for any damage to the property. Unfortunately, courts tend to favor the party in possession of a property, so it took eight months in court to get approval to evict Fiesta Time even though they have no lease and Phoenix rejected the lease in Bankruptcy Court. We were finally successful in evicting this tenant in July, only to have the courts turn over the decision based on a technicality. Shockingly, the judge did not notify our attorney that he was hearing arguments to have the eviction overturned, and therefore, we were not able to defend this matter. The ruling was made without our attorney even having the option of being present. We are scheduled to be in court again on Thursday, August 1. It is an extremely frustrating situation.

Popeye's (Park Forest, Illinois) was a dynamite store, doing $1,650,260 in sales at its peak. We had worked through the bankruptcies with the original tenant and achieved a good rental structure with favorable percentage rent terms. The property was sold in 1999. The sales have since plummeted and the prior year percentage rents due of $72,075 are past due. The new owner thinks we should re-negotiate the lease. We will not be the "shock absorber" for the new owners bad deal nor his obviously poor management abilities. If we have to take back this store and find the right operator ... we will.

In conclusion, the current economy is more difficult than it appears. Even the sales of our Wendy's stores have gone flat after years of strong annual growth. We do, however, have good long-term assets, which will weather the challenges, but in the short-term, distributions may be below expectations. Such distributions still represent strong investment yields in relationship to alternative investments in the market.


Sincerely,

Bruce A. Provo
--------------------------------------------------------------------------------

              ADDITIONAL RETURN OF CAPITAL EXPECTED IN THE 3RD QTR

o Hardee's (Hartford, WI). We expect to close on the sale of this property during the 3rd Quarter. Assuming this occurs, an estimated return of capital distribution in the amount of $600,000 would be paid.

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PAGE 3                           DIVALL 2                                 2 Q 02
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                             DISTRIBUTION HIGHLIGHTS

o  $360,000 total amount distributed for the    o  $7.78 per unit (approx.) for
   Second Quarter 2002 which is $155,000           the Second Quarter 2002.
   lower than originally projected. (See
   Reconciliation of "Budgeted" distribution to "Actual", below)

o  The Second Quarter distribution represents   o  $1,117.00 to $919.00 range of
   an approximate 6.3% annualized return from      distributions per unit from
   operations based on $22,680,000                 the first unit sold to the
   (estimated net asset value as of 12/31/01).     last unit sold before the
                                                   offering closed (2/90)
                                                   respectively. (Distributions
                                                   are from both cash flow from
                                                   operations and "net" cash
                                                   activity from financing and
                                                   investing activities.)



             RECONCILIATION OF "BUDGETED" DISTRIBUTION TO "ACTUAL"

Budgeted Distribution ................................................ $515,000
Less Reconciling items:
   Popeye's Park Forest Delinquent 2001 Percentage Rent ............... (72,000)
   Court Judgment Relating to Mulberry Street Grill ................... (45,000)
   Increased Operating Expenditures (Legal Fees) ...................... (14,000)
   Utility Deposit for vacant property at N. 7th Street, Phoenix, AZ .. (12,000)
   Other Miscellaneous Items .......................................... (12,000)
                                                                       ---------
Actual 2nd Quarter Distribution ...................................... $360,000
                                                                       =========


                            MORE PROPERTY HIGHLIGHTS

        In addition to the properties outlined in Bruce's letter, please note the current activity of the following properties:

o Hardee's (South Milwaukee, WI) has vacated the property. The Lease expired on November 30, 2001. We are actively seeking a new tenant for this location, however due to the location of the property and the current economy the potential re-lease or sale is taking longer than we had hoped.

o Miami Subs (Palm Beach, FL) was delinquent at June 30, 2002 in the amount of $8,751. We have made several efforts to accommodate this tenant during "slow season". He has not honored our accommodations and we have defaulted the tenant and will move toward eviction.


--------------------------------------------------------------------------------
PAGE 4                             DIVALL 2                               2 Q 02
--------------------------------------------------------------------------------

o Hardee's (Hartford, WI). We received notice from the operator that they had ceased operations in November 2001. This operator is a subtenant of Hardee's Corporate. Hardee's Corporate remains liable for all obligations under the Lease. They have continued to pay the rents and there is no balance due. This property is currently under contract for a sale price of $618,000. Hardee's Corporate has agreed to pay all outside commissions involved.

o Hardee's (Fond du Lac, WI). We received notice from the operator that they had ceased operations in April 2002. This operator is a subtenant of Hardee's Corporate. Hardee's Corporate remains liable for all obligations under the Lease. They have continued to pay the rents and there is no balance due.

                               QUESTIONS & ANSWERS

o  When can I expect my next distribution mailing?

   Your distribution correspondence for the Third Quarter of 2002 is scheduled to be mailed on November 15, 2002.

o  Who are the new members of the advisory board?

   Unfortunately, only one limited partner was nominated for the Board. That individual never returned his qualification forms for review. Therefore, we plan to move forward with the current board members for another one year term.

o  If I have questions or comments, how can I reach your office?

   MAIL:      Investor Relations, 101 W. 11th Street, Suite 1110
              Kansas City, MO  64105

   PHONE:     800-547-7686 OR (816) 421-7444

   FAX:       (816) 221.2130

   E-MAIL:    mevans@theprovogroup.com

--------------------------------------------------------------------------------
                    DIVALL INSURED INCOME PROPERTIES 2 L.P.
                   STATEMENTS OF INCOME AND CASH FLOW CHANGES
                 FOR THE THREE MONTH PERIOD ENDED JUNE 30, 2002
--------------------------------------------------------------------------------

                                                PROJECTED             ACTUAL               VARIANCE
                                               ----------           --------               --------
                                                   2ND                 2ND
                                                 QUARTER             QUARTER                BETTER
OPERATING REVENUES                               6/30/02             6/30/02                (WORSE)
                                               ----------------------------------------------------
 Rental income                                   $487,869           $527,523               $39,654
 Interest income                                    9,000              4,659                (4,341)
 Other income                                           0                232                   232
                                               ----------------------------------------------------
TOTAL OPERATING REVENUES                         $496,869           $532,414               $35,545

OPERATING EXPENSES
 Insurance                                         $6,612             $6,611                    $2
 Management fees                                   48,561             49,911                (1,350)
 Overhead allowance                                 3,996              4,028                   (32)
 Advisory Board                                     2,189              2,188                     2
 Administrative                                    25,211             22,691                 2,520
 Professional services                             11,000             11,878                  (878)
 Auditing                                          14,350             14,150                   200
 Legal                                              6,000             16,886               (10,886)
 Defaulted tenants                                  2,100              5,239                (3,139)
                                               ----------------------------------------------------
TOTAL OPERATING EXPENSES                         $120,019           $133,579              ($13,560)
                                               ----------------------------------------------------
INVESTIGATION AND RESTORATION EXPENSES                 $0                 $9                   ($9)
                                               ----------------------------------------------------

NON-OPERATING EXPENSES

 Uncollectible Receivable                              $0            $56,352              ($56,352)
 Depreciation                                      86,100             83,021                 3,079
 Amortization                                       3,563              3,304                   259
 Judgement Expense                                      0             45,128               (45,128)
                                               ----------------------------------------------------
TOTAL NON-OPERATING EXPENSES                      $89,663           $187,805              ($98,142)
                                               ----------------------------------------------------
TOTAL EXPENSES                                   $209,682           $321,393             ($111,711)
                                               ----------------------------------------------------
NET INCOME (LOSS)                                $287,187           $211,021              ($76,166)

OPERATING CASH RECONCILIATION:                                                            VARIANCE
                                                                                          --------
 Depreciation and amortization                     89,663             86,324                (3,339)
 Recovery of amounts previously written off             0               (232)                 (232)
 (Increase) Decrease in current assets            277,054              6,099              (270,955)
 Increase (Decrease) in current liabilities       (10,388)            27,864                38,252
 (Increase) Decrease in cash reserved for
  payables                                          9,239            (28,708)              (37,947)
 Advance from/(to) current cash flows for
  future distributions                           (133,600)            61,400               195,000
                                               ----------------------------------------------------
Net Cash Provided From Operating Activities      $519,155           $363,768             ($155,387)
                                               ----------------------------------------------------
CASH FLOWS FROM (USED IN) INVESTING
 AND FINANCING ACTIVITIES
 Indemnification Trust (Interest earnings
  reinvested)                                      (4,500)            (1,679)                 2,821
 Recovery of  amounts previously written off            0                232                    232
                                               ----------------------------------------------------
Net Cash Provided From Investing And Financing
 Activities                                       ($4,500)           ($1,447)                $3,053
                                               ----------------------------------------------------
Total Cash Flow For Quarter                      $514,655           $362,321             ($152,334)

Cash Balance Beginning of Period                  959,215          1,073,967               114,752
Less 1st quarter distributions paid 5/02         (515,000)          (500,000)               15,000
Change in cash reserved for payables or future
 distributions                                    124,361            (32,692)             (157,053)
                                               ----------------------------------------------------
Cash Balance End of Period                     $1,083,231           $903,596             ($179,635)

Cash reserved for 2nd quarter L.P.               (515,000)          (360,000)              155,000
 distributions

Cash reserved for payment of accrued expenses    (187,061)          (173,456)               13,605
Cash advanced from (reserved for) future
 distributions                                   (317,850)          (317,850)                    0
                                               ----------------------------------------------------
Unrestricted Cash Balance End of Period           $63,321            $52,290              ($11,030)
                                               ====================================================

                                                PROJECTED            ACTUAL               VARIANCE
                                               ----------------------------------------------------
  Quarterly Distribution                        $515,000            $360,000             ($155,000)
* Mailing Date
                                                8/15/02            (enclosed)             -
* Refer to distribution letter for detail of
   quarterly distribution.



PROJECTIONS FOR
DISCUSSION PURPOSES
                                                           DIVALL INSURED INCOME PROPERTIES 2 LP
                                                                  2002 PROPERTY SUMMARY
                                                                   AND RELATED RECEIPTS

PORTFOLIO            (Note 1)
                                      ----------------------------------------------------------------------------------------------
                                               REAL ESTATE                    EQUIPMENT                            TOTALS
                                      ----------------------------------------------------------------------------------------------
                                                ANNUAL              LEASE              ANNUAL
                                                 BASE     %       EXPIRATION           LEASE      %                 ANNUAL
CONCEPT              LOCATION          COST      RENT    YIELD       DATE      COST   RECEIPTS  RETURN     COST    RECEIPTS   RETURN
------------------------------------------------------------------------------------------------------------------------------------

APPLEBEE'S          COLUMBUS, OH     1,059,465  135,780  12.82%                84,500    0       0.00%   1,143,965  135,780   11.87%

BLOCKBUSTER         OGDEN, UT          646,425   99,000  15.32%                                            646,425   99,000   15.32%

DENNY'S             PHOENIX, AZ        972,726   65,000   6.68%               183,239    0       0.00%   1,155,965   65,000    5.62%
VACANT (7)          PHOENIX, AZ        865,900   37,500   4.33%               221,237    0       0.00%   1,087,137   37,500    3.45%

VACANT              TWIN FALLS, ID     699,032        0   0.00%               190,000    0       0.00%     889,032        0    0.00%

VACANT              S MILWAUKEE, WI    808,032        0   0.00%                                            808,032        0    0.00%

HARDEE'S (3)(9)     HARTFORD, WI       686,563   37,335   5.44%                                            686,563   37,335    5.44%
HARDEE'S (3)(6)     FOND DU LAC, WI    849,767   88,000  10.36%       (2)     290,469    0       0.00%   1,140,236   88,000    7.72%

HOOTER'S            R. HILLS, TX     1,246,719   95,000   7.62%                                          1,246,719   95,000    7.62%

HOSTETTLER'S        DES MOINES, IA     845,000   60,000   7.10%                52,813    0       0.00%     897,813   60,000    6.68%


KFC                 SANTA FE, NM       451,230   60,000  13.30%                                            451,230   60,000   13.30%

MIAMI SUBS (8)      PALM BEACH, FL     743,625   56,000   7.53%                                            743,625   56,000    7.53%



Note 1: This property summary includes only property and equipment held by the Partnership as of March 31, 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems intends to close this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee does not wish to continue to lease the property. Rent charges ceased as of June 1, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to
        $4,000 for the months of July-October 2002.
     9: Management has entered a contract to sell the property in late July
        2002 at a price of $618,000.


PROJECTIONS FOR
DISCUSSION PURPOSES                                        DIVALL INSURED INCOME PROPERTIES 2 LP
                                                                    2001 PROPERTY SUMMARY
                                                                     AND RELATED RECEIPTS

PORTFOLIO           (Note 1)
                                     -----------------------------------------------------------------------------------------------
                                                           REAL ESTATE                      EQUIPMENT                        TOTALS
                                     -----------------------------------------------------------------------------------------------
                                                 ANNUAL             LEASE              ANNUAL
                                                  BASE       %    EXPIRATION            LEASE      %                 TOTAL
CONCEPT               LOCATION          COST      RENT     YIELD     DATE       COST   RECEIPTS  RETURN     COST    RECEIPTS  RETURN
------------------------------------------------------------------------------------------------------------------------------------
OMEGA RESTAURANT(4)  MILWAUKEE, WI    1,010,045    84,840    8.40%            260,000    0       0.00%  1,421,983    84,840    5.97%
"               "      "        "                                             151,938    0       0.00%
"               "      "        "                                             780,000    0       0.00%    780,000         0    0.00%

POPEYE'S             PARK FOREST, IL    580,938    77,280   13.30%                                        580,938    77,280   13.30%

SUNRISE PS           PHOENIX, AZ      1,084,503   123,318   11.37%             79,219    0       0.00%  1,182,735   123,318   10.43%
                                                                               19,013    0       0.00%
VILLAGE INN  (5)     GRAND FORKS, ND    739,375    96,600   13.07%                                        739,375    96,600   13.07%

WENDY'S              AIKEN, SC          633,750    90,480   14.28%                                        633,750    90,480   14.28%
WENDY'S              CHARLESTION, SC    580,938    77,280   13.30%                                        580,938    77,280   13.30%
WENDY'S              N. AUGUSTA, SC     660,156    87,780   13.30%                                        660,156    87,780   13.30%
WENDY'S              AUGUSTA, GA        728,813    96,780   13.28%                                        728,813    96,780   13.28%
WENDY'S              CHARLESTON, SC     596,781    76,920   12.89%                                        596,781    76,920   12.89%
WENDY'S              AIKEN, SC          776,344    96,780   12.47%                                        776,344    96,780   12.47%
WENDY'S              AUGUSTA, GA        649,594    86,160   13.26%                                        649,594    86,160   13.26%
WENDY'S              CHARLESTON, SC     528,125    70,200   13.29%                                        528,125    70,200   13.29%
WENDY'S              MT. PLEASANT, SC   580,938    77,280   13.30%                                        580,938    77,280   13.30%
WENDY'S              MARTINEZ, GA       633,750    84,120   13.27%                                        633,750    84,120   13.27%
------------------------------------------------------------------------------------------------------------------------------------
PORTFOLIO TOTALS (26 Properties)     19,658,534 1,959,433    9.97%           2,312,42     0      0.00% 21,970,962 1,959,433    8.92%
------------------------------------------------------------------------------------------------------------------------------------




Note 1: This property summary includes only property and equipment held by the Partnership as of March 31, 2002.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases in November 1996.
     3: These leases were assumed by Hardee's Food Systems at a reduced rental rate from that stated in the original leases.
     4: The lease with Hardee's Food Systems was terminated as of April 30,
        2001. A new lease with Omega Restaurants was negotiated and monthly rent commmenced in October 2001.
     5: The tenant vacated the property in February 2002, however, Village Inn remains liable until a lease termination agreement with Management is executed.
     6: Management received notice that Hardee's Food Systems intends to close this restaurant in April 2002. Hardee's will remain liable until a lease termination agreement with Management is executed.
     7: Due to the rejection of the Phoenix Restaurant Group, Inc. lease by the Bankruptcy Court in the Fourth Quarter of 2001, the sublessee does not wish to continue to lease the property. Rent charges ceased as of June 1, 2002.
     8: Management agreed to reduce Miami Sub's monthly rent from $5,000 to
        $4,000 for the months of July-October 2002.
     9: Management has entered a contract to sell the property in late July
        2002 at a price of $618,000.


                                                                     Page 2 of 2